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                                                                   EXHIBIT 22.1


                         SUBSIDIARIES OF THE COMPANY


Cypher Business Systems Limited

Platinum (Colorado) Inc. (FKA FRx Software Inc.)

Platinum Software (Aust.) Pty., Limited

Platinum Software BVI, Ltd.

Platinum Software Canada, Ltd.

Platinum Software Corporation Sdn. Bhd.

Platinum Software Foreign Sales Corporation, Inc.

Platinum Software (Holdings) Limited

Platinum Software Hong Kong

Platinum Software (Ireland) Limited

Platinum Software (N.Z.) Limited

Platinum Software (U.K) Limited

Slatershelfco 173 Limited